Exhibit 10.7

INTERCOMPANY SERVICES AGREEMENT

THIS INTERCOMPANY SERVICES AGREEMENT (the “Agreement”) is entered into as of the 4th day of May, 2010 (the “Effective Date”), by and between Cox Enterprises, Inc., a Delaware corporation (“CEI”), and AutoTrader.com, Inc., a Delaware corporation (“ATC”).

WHEREAS, ATC is an indirect majority-owned subsidiary of CEI; and

WHEREAS, CEI or its affiliates provide certain management and administrative services to ATC, and make certain payments for or allocate certain expenses on behalf of ATC, in order to facilitate the business operations and infrastructure of ATC, and both CEI and ATC desire that CEI or its affiliates continue such services and payments, subject to the terms set forth in this Agreement; and

NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained in this Agreement, the parties hereby agree as follows:

SECTION 1: SERVICES

1.1 During the Term of this Agreement, CEI shall, or shall cause one or more of CEI’s affiliates to, provide ATC with the Services (as hereinafter defined).

1.2 CEI shall, or shall cause one or more of its affiliates to, provide the services described in Attachment A (the “Service(s)”) in accordance with the terms and conditions of this Agreement. As of the Effective Date, such Services shall include the categories of Accounting, Corporate Information Systems, Tax, Tax-D&T and DL, Audit, Risk Management, Benefits, Communications, Compensation, Financial Administration, Fleet, Legal, Human Resources Development, Security, Human Resources Information Systems, Government Relations, Travel Administration, Telecommunications, Business Development, Supply Chain Services, Human Resources, Real Estate, and Meeting Facilities.

1.3 The parties may from time to time identify additional service(s) to be provided to ATC under this Agreement, and CEI may, but shall not be required to, provide such service(s) hereunder (directly or through its affiliates). In the event CEI determines to provide such service(s) (which service(s) will thereafter constitute “Service(s)” hereunder), the parties will modify Attachment A or create additional Attachments setting forth the description of such Service(s), the modified Base Fee (as hereafter defined) adjusted to incorporate such Service(s), and other applicable terms; provided that any failure so to modify Attachment A or to create additional Attachments shall not affect the status of such service(s) as “Service(s)” hereunder.

1.4 In the event CEI determines in its sole discretion to cease providing a Service hereunder, a senior management representative of CEI and a senior management representative of ATC shall confer in good faith and negotiate reasonably to determine whether CEI or its affiliates may provide ATC with the benefit of such Service(s) in an alternate manner. In the event agreement cannot be reached on an alternate manner of providing such Service(s), CEI may cease providing such Service(s), in which case CEI shall specify a portion of the Base Fee attributable to the relevant Service(s) and make a corresponding reduction to the Base Fee to take into account the cessation of such Service(s) (“Base Fee Service Adjustment”); provided, however, that ATC acknowledges and agrees (“Adjustment Acknowledgement”) that, due in part to (a) the aggregated nature of the Base Fee, (b) the Discounted Allocation (as hereafter defined) and (c) other applicable factors (e.g., certain third-party costs are pre-paid and non-recoupable), the cessation of a Service(s) may not necessarily result in a Base Fee Service Adjustment. Notwithstanding the foregoing, unless the parties have reached an agreement on an alternate manner of providing any such Service(s) that is reasonably necessary to enable ATC and its subsidiaries to conduct their business and operations without interruption, CEI shall not, and shall not permit any of its affiliates to, cease to provide such Service(s), except that (a) CEI or any of its affiliates may cease to provide such Service(s) to the extent that CEI or its affiliates do not have the right to provide such Service(s) without obtaining the consent of any third party (e.g., a software licensor) (with CEI agreeing to use its commercially reasonable efforts, at the cost and expense of ATC, to obtain any such consent) and (b) CEI or any of its affiliates shall only be obligated to provide such Service(s) until the earlier to occur of (i) one hundred eighty (180) days following CEI’s provision of written notification to ATC of CEI’s election to cease providing such
Service(s) or (ii) the termination of this Agreement.

1.5 Except as provided in Attachment A with regard to a specific Service and subject to Section 1.6, in providing the Services CEI shall not be obligated to hire any additional employees, maintain the employment of any specific employee(s), purchase, lease or license any additional equipment or software (including any additional functionality, rights, permissions or authorizations with respect thereto), or pay any costs related to the transfer or conversion of data to ATC or any alternate supplier of Services.

1.6 Except as provided in Attachment A, (a) the quantity and quality of Services provided hereunder shall be substantially consistent with the levels of Services provided for the benefit of ATC and its subsidiaries as of the Effective Date (or, in the case of any additional Service(s) referred to in Section 1.3, the date such Service(s) shall have first been provided to the fun extent thereof) (except as otherwise requested by ATC, subject to the approval of CEI (not to be unreasonably withheld, delayed or conditioned)) and (b) CEI or its affiliates shall be obligated to provide Services only to the extent and at the locations such Services are being provided by CEI or its affiliates to ATC and its subsidiaries as of the Effective Date (or such other date), and such Services will be available only for the purpose of conducting the business of ATC and its subsidiaries substantially in the manner being conducted as of the Effective Date.

1.7 Neither CEI nor its affiliates shall have any duty or obligation to provide any services to ATC other than those Services expressly set forth in this Agreement or Attachment A hereto.

1.8 CEI shall cause to be maintained appropriate files and records relating to the Services and the invoices and statements of account to be provided hereunder, consistent with its normal practices and procedures. ATC and its representatives will have access during normal business hours, upon 48 hours notice, to review or inspect such files and records upon request.

SECTION 2: FEES AND EXPENSES

2.1 ATC will pay to CEI an aggregate annual fee of $2,011,000.00 (“Base Fee”) for the Services for the period of January 1, 2010 through December 31, 2010 (the “First Year”).

2.2 The Base Fee incorporates (a) a discounted internal cost allocation (“Discounted Allocation”), and both ATC and CEI acknowledge and agree that the Base Fee for the First Year reflects such Discounted Allocation; and (b) the parties’ mutual expectation that the quantity of Services to be provided during the First Year will be substantially equivalent to the quantity of Services provided for the benefit of ATC in the calendar year immediately preceding the First Year (“Baseline Year”). In the event that CEI determines, in its reasonable discretion, that the quality or quantity of Services requested, necessary to be provided and/or actually provided during the First Year varies from the quality or quantity of Services provided in the Baseline Year, CEI shall evaluate such proposed or actual quality or quantity of First Year Services and make an appropriate adjustment (“Qualitative/Quantitative Adjustment”) to the Base Fee to reflect such variance.

2.3 The Base Fee for any year following the First Year (each a “Subsequent Year”) shall be adjusted by CEI, following consultation with ATC. as necessary (a) to reflect the Discounted Allocation, (b) to effect the Qualitative/Quantitative Adjustment (with the year immediately preceding the applicable Subsequent Year serving as the applicable Baseline Year for the purposes of calculating the Qualitative/Quantitative Adjustment for any year), (c) to reflect CEI’s Actual Costs or Estimated Costs (subject to the True-Up) (as such terms are hereafter defined) in connection with providing such Services and (d) to ensure compliance with the transfer pricing rules of Section 482 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

2.4 ATC shall reimburse CEI for any and all out-of-pocket expenses incurred by CEI in connection with the performance of the Services hereunder to the extent such expenses are not otherwise contemplated in the Base Fee, provided that (a) such expenses are approved in advance by ATC (such approval not to be unreasonably withheld, delayed or conditioned) or are the type of expenses customarily incurred in the performance of the Services, and (b) CEI provides receipts and/or other appropriate documentation necessary to support such reimbursement.

2.6 In addition to the Services provided hereunder, CEI shall provide and make an allocation of, or make payment to third parties for, and ATC shall reimburse to CEI, ATC’s proportionate share of amounts payable to third parties for, or allocable as ATC’s proportionate share of, the cost or expense of any shared services or allocated expenses (the “Shared Services”) relating to the Services, to the extent such expenses are not otherwise contemplated in the Base Fee.

For the avoidance of doubt, illustrative examples of the costs or expenses of Shared Services include, without limitation, income tax liabilities, medical and general insurance costs, pension, LTIP, tax and insurance costs, etc.

2.7 CEI shall prepare and submit to ATC periodic statements of account and invoices setting forth in reasonable detail the Base Fee for Services and the fees and expenses owed by ATC for the Shared Services. ATC agrees to pay CEI all amounts owed and due, at CEI’s election, (a) by wire-transfer of immediately available funds within thirty (30) days of receipt of such statement or invoice, (b) by adjustment under the Cash Management Agreement (as defined below) to the Depository Amount or, to the extent the Depository Amount is not sufficient to settle such amounts, by extending one or more Cash Advances (each as defined in the Cash Management Agreement), (c) in any combination of the foregoing or (d) as CEI may otherwise agree with ATC. Past-due amounts shall accrue interest, which ATC shall be responsible for paying, at a rate not higher than the rate that CEI charges its other owned or controlled business units when effecting intercompany balance transfers. Notwithstanding the foregoing, the parties acknowledge and agree that, on a yearly or other periodic basis determined by CEI, CEI will reconcile and true-up (“True-Up”) the actual costs (“Actual Costs”) of any Services for which CEI previously charged to ATC estimated costs (“Estimated Costs”). In the event that, as a result of a True-Up: (i) CEI determines that the Estimated Costs paid by ATC exceeded the Actual Costs, then CEI will either, at CEI’s option, refund such excess amounts to ATC (at CEI’s further option, in cash or via intercompany balance transfer) or (if the True-Up occurs during the Term) apply such excess amounts to subsequent Base Fee amounts due and (ii) CEI determines that the Estimated Costs paid by ATC are less than the Actual Costs, then CEI may either, at CEI’s option, invoice ATC for such difference (and ATC shall pay such amounts within thirty (30) days of receipt of such invoice) or (if the True-Up occurs during the Term) remit such difference on behalf of ATC via intercompany balance transfer.

2.8 Notwithstanding anything in this Section 2 to the contrary, CEI covenants that the methodology for determining the Base Fee and the invoicing, payment and True-Up processes and procedures to be followed shall be consistent (a) with CEI’s past practices of making payments for or allocating expenses in respect of Services for ATC and (b) across other CEI-owned or controlled business units.

2.9 Notwithstanding anything to the contrary contained herein, to the extent that the terms and provisions of this Agreement with respect to the allocation of expenses to ATC and CEI and the payment of expenses by CEI on behalf of ATC conflict with the terms and provisions of the Cash Management Agreement dated as of the date hereof by and between CEI and ATC (the “Cash Management Agreement”), the terms and provisions of the Cash Management Agreement shall control.

2.10 The parties agree that each shall assist the other in taking any remedial actions that may be necessary or desirable to minimize the effects of any adjustment made by the Internal Revenue Service, or any other tax authority, with respect to the Base Fee for any year, including without limitation those actions described in Internal Revenue Service Procedure 99-31 or its successor(s).

SECTION 3: TERM AND TERMINATION

3.1 The term of this Agreement shall commence on the Effective Date and continue until December 31, 2014 (the “Term”), unless sooner terminated as provided herein; provided that, in the event ATC shall have entered into a credit agreement contemplated by that certain Commitment Letter dated May 4, 2010, among ATC, Goldman Sachs Lending Partners LLC, Wells Fargo Bank, National Association and Wells Fargo Securities, LLC (as such agreement may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), the Term shall automatically extend to and include the date (such date, the “Credit Agreement Pay-Off Date”) on which all principal of and any accrued interest on any loan extended under the Credit Agreement (for the avoidance of doubt, without regard to any refinancing or replacement of the Credit Agreement referred to in Section 6.7), and all fees and other amounts payable thereunder, shall have been repaid in full and all commitments to extend credit thereunder, and all letters of credit extended thereunder, shall have been terminated or expired.

3.2 Either party may terminate this Agreement upon written notice in the event that the other party commits, and fails to cure within thirty (30) days following receipt of written notice, a material breach of a material provision of this Agreement. Notwithstanding the foregoing, CEI shall not terminate this Agreement unless it shall have provided written notice of any such breach of this Agreement by ATC to the administrative agent under the Credit Agreement (or to any other person acting as an agent, trustee or other representative of lenders under the Credit Agreement) (the “Administrative Agent”) and shall have provided an opportunity to the Administrative Agent to effect, within thirty (30) days following receipt of such written notice, a cure of such breach (it being understood that the Administrative Agent shall have the right, but not the obligation, to effect any such cure (including by paying any sums then due by ATC hereunder), but its election to effect any such cure shall not subject the Administrative Agent to any further liability to CEI on account of obligations of ATC under this Agreement).

3.3 ATC may, with the prior written consent of CEI (which will not be unreasonably withheld, conditioned or delayed), terminate any individual Service(s) upon reasonable prior written notice, after which CEI shall make a Base Fee Service Adjustment (subject to the Adjustment Acknowledgement) in respect of the terminated Service(s).

3.4 CEI may terminate this Agreement upon giving written notice to ATC and, prior to the Credit Agreement Pay-Off Date, the Administrative Agent in the event that CEI no longer controls, or owns a majority of the outstanding voting power of, ATC, such termination to become effective on the date specified in such notice (which shall not precede the date of delivery of such notice).

3.5 (a) In the event this Agreement terminates pursuant to this Section 3, CEI shall, and shall cause its affiliates to, unless otherwise agreed to by ATC and, prior to the Credit Agreement Pay-Off Date, the Administrative Agent, continue to provide to ATC and its subsidiaries, for a period of one hundred eighty (180) days (or such shorter period as may be agreed to by ATC and, prior to the Credit Agreement Pay-Off Date, the Administrative Agent) following the termination date, (i) the Services provided to ATC and its subsidiaries during the one hundred eighty (180) day period immediately preceding the termination date and (ii) such additional services as may be reasonably necessary to migrate responsibility for such Services to ATC or its designee, in each case to the extent that CEI and its affiliates have the right to do so without requiring the consent of any third party (e.g., a software licensor) (with CEI agreeing to use its commercially reasonable efforts, at the cost and expense of ATC, to obtain any such consent). During such period, ATC shall pay to CEI its Actual Costs (i.e., excluding any Discounted Allocation, but without any markup) to provide such Services. Notwithstanding the foregoing, in providing the Services described in Section 3.5(a)(i) and the services described in Section 3.5(a)(ii), CEI shall not be required to disclose to any third party any confidential information of CEI, except as may be required by law, rule or regulation.

(b) If the Credit Agreement Pay-Off Date shall have occurred at a time when a default or an event of default shall have occurred and was continuing under the Credit Agreement, then, unless otherwise agreed to by the Administrative Agent, solely for purposes of Sections 3.4 and 3.5, the Credit Agreement Pay-Off Date shall be deemed not to have occurred.

(c) The provisions of this Section 3.5 and Sections 4, 5 and 6 shall survive and continue in full force and effect notwithstanding the termination or expiration of this Agreement.

SECTION 4: ASSIGNMENT

4.1 CEI may assign its rights hereunder, and the performance of Services hereunder, to affiliates or third parties so long as CEI remains responsible for the performance of such Services in accordance with the terms and conditions of this Agreement.

4.2 ATC may not assign its rights hereunder, whether by operation of law or otherwise, except with the prior written consent of CEI; provided, however, that ATC may, without first obtaining such prior written consent of CEI, collaterally assign all or any of its rights, title and interest under this Agreement to the Administrative Agent, from time to time upon written notice to CEI. Upon written notice by the Administrative Agent to CEI, the Administrative Agent and its designees shall be entitled to exercise, following the occurrence and during the continuance of any default or event of default under the Credit Agreement, any and all right, title and interest of ATC under this Agreement in accordance with the terms hereof, and CEI will accept such exercise by the Administrative Agent or its designees and, subject to each party’s compliance with the terms and conditions hereof, will perform its obligations hereunder for the benefit of the Administrative Agent or its designees.

SECTION 5: LIMITATION OF LIABILITY AND INDEMNIFICATION

5.1 Except as may be provided in Section 5.2, CEI, together with its affiliates, shareholders, directors, officers, employees, agents, successors and permitted assigns (each a “CEI Party”) shall not be liable to ATC, its affiliates, shareholders, directors, officers, employees, agents, successors or permitted assigns (each an “ATC Party”), and no ATC Party shall be liable to any CEI Party, in each case, for any liabilities, losses, damages, claims, causes or action, or expenses, including without limitation any special, direct, indirect, incidental or consequential damages arising under or related to this Agreement or the Services provided hereunder.

5.2 (a) CEI shall indemnify, defend and hold harmless each of the ATC Parties from and against any and all liabilities, losses, damages, claims, causes of action and expenses (including reasonable attorneys’ fees) arising from claims of third parties (collectively, “Claims”) that are caused solely and directly by the gross negligence or willful misconduct of CEI or its employees in connection with the performance of Services under this Agreement. Notwithstanding the foregoing, (i) CEI shall not be liable for any Claims of third parties against any ATC Party for any punitive, special, indirect, incidental or consequential damages and (ii) CEI’s obligations set forth in this Section 5.2(a) shall be ATC’s sole remedy, whether under this Agreement, at law or in equity, in respect of such Claims.

(b) ATC shall indemnify, defend and hold harmless each of the CEI Parties from and against any and all Claims of third parties that are caused solely and directly by the gross negligence or willful misconduct of ATC or its employees in connection with ATC’s performance under this Agreement. Notwithstanding the foregoing, (i) ATC shall not be liable for any Claims of third parties against any CEI Party for any punitive, special, indirect, incidental or consequential damages and (ii) ATC’s obligations set forth in this Section 5.2(b) shall be CEI’s sole remedy, whether under this Agreement, at law or in equity, in respect of such Claims.

5.3 (a) Within ten (10) days after receipt by an indemnified party of notice of a claim from a third party (a “Claim”) that may give rise to a claim for indemnification hereunder, such indemnified party shall give notice to the indemnifying party of such Claim. Notwithstanding the foregoing, the failure to notify or any delay in notifying the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is materially prejudiced by the indemnified party’s failure to give or delay in giving such notice, and then only to the extent of such prejudice.

(b) Any indemnifying party will have the right to assume the defense of the Claim with counsel of its choice reasonably satisfactory to the indemnified party by notifying the indemnified party in writing of its assumption of the defense within fifteen (15) days after the indemnified party has given notice to the indemnifying party of the Claim, provided, in order to preserve its rights in this regard, the indemnifying party must conduct the defense of the Claim actively and diligently. The indemnified party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Claim.

(c) So long as the indemnifying party has assumed and is conducting the defense of the Claim in accordance with subsection (b) above, (i) the indemnifying party will not consent to the entry of any judgment or enter into any settlement with respect to the Claim without the prior written consent of the indemnified party (not to be withheld or delayed unreasonably) unless the judgment or proposed settlement involves only the payment of money damages by the indemnifying party and does not impose an injunction or other equitable relief upon the indemnified party, and (ii) the indemnified party will not consent to the entry of any judgment or enter into any settlement with respect to the Claim without the prior written consent of the indemnifying party (not to be withheld or delayed unreasonably).

(d) If the indemnifying party does not assume and conduct the defense of the Claim in accordance with subsection (b) above, (i) the indemnified party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Claim in any manner it reasonably may deem appropriate, if, before effecting any compromise or settlement, the indemnified party solicits and obtains the consent of the indemnifying party, such consent not to be unreasonably withheld or delayed, (ii) the indemnifying party will reimburse the indemnified party promptly and periodically for the costs of defending against the Claim (including reasonable attorneys’ fees and expenses) to the extent the indemnifying party is obligated to provide indemnity hereunder, and (iii) the indemnifying party will remain responsible for any loss the indemnified party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Claim to the fullest extent that the indemnifying party is obligated to provide indemnity hereunder.

SECTION 6: GENERAL PROVISIONS

6.1 CEI shall not be in default under this Agreement or liable for any nonperformance that is caused by fire, flood, energy deficiency, technological unfeasibility, war, terrorism, strike, embargo, act of God, act or omission of any third party, any act, order or requirement of a regulatory body, court, legislature, government or military authority, any other cause beyond such party’s reasonable control which delays, impairs or prevents CEI’s performance, or to the extent the performance of the Services would cause CEI to violate any applicable law rule or regulation or would result in a breach of any software license or other applicable agreement (subject to CEI having used its commercially reasonable efforts, at the cost and expense of ATC, to obtain the requisite consent under such software license or other applicable agreement) (a “Force Majeure Condition”). Notwithstanding the foregoing, a Force Majeure Condition shall not excuse ATC from its obligations to pay any monies owed or to be responsible for any expenses under this Agreement. CEI shall notify ATC of a Force Majeure Condition as promptly as reasonably practicable, and CEI shall use commercially reasonable efforts to mitigate the effect and extent of any Force Majeure Condition and the adverse consequences thereof.

6.2 The relationship of the parties relative to the Services provided hereunder shall be an independent contractor relationship, and nothing herein shall be construed to create a partnership, joint venture, or employer-employee relationship.

6.3 No amendment, modification, termination or waiver of any provision of this Agreement shall be effective unless it is set forth in a writing duly executed by each party (and, insofar as such amendment, modification, termination or waiver affects the rights, privileges or benefits hereunder of the Administrative Agent, or requires consent of lenders under the Credit Agreement, by the Administrative Agent), and then only to the extent specifically set forth therein. This Agreement shall not be construed more strictly against one party than the other by virtue of the fact that it may have been prepared by counsel for one of the parties.

6.4 This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Except as specifically provided in Section 4, neither party may assign or transfer any of its rights under this Agreement or any interest herein without the prior written consent of the other party.

6.5 This Agreement and any amendment hereof may be executed in any number of counterparts and by each party on a separate counterpart, each of which, when so executed and delivered, shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. In producing this Agreement, it shall not be necessary to produce or account for more than one counterpart signed by the party against whom enforcement is sought.

6.6 No course of dealing on the part of any party (or its respective officers, directors, managers, employees, consultants or agents, as applicable) nor any failure or delay by any party with respect to exercising any of its respective rights, powers or privileges under this Agreement or law shall operate as a waiver thereof. No waiver by any party of any condition or the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in anyone or more instances, shall be deemed a further or continuing waiver of any condition or covenant, representation or warranty of this Agreement.

6.7 Each of the parties agrees to execute any document or documents that may reasonably be requested by the other party from time to time to implement or facilitate the Services or any obligations under this Agreement. In the event the Credit Agreement shall have been refinanced or replaced, in whole or in part, with any other loan or credit agreement, indenture or other debt agreement, each of the parties agrees to execute and deliver, upon request of the Administrative Agent, such document or documents (including any restatement hereof or supplement hereto) as the Administrative Agent may reasonably request to vest in any person acting as an agent, trustee or other representative of lenders, noteholders or other providers of credit under such loan or credit agreement, indenture or other debt agreement the rights, privileges and benefits of the Administrative Agent under this Agreement, but without expanding, increasing or otherwise affecting in any way such rights, privileges and benefits, and in no event shall the Term of this Agreement be extended.

6.8 This Agreement embodies the entire agreement and understanding between the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings between the parties relating to the subject matter hereof and thereof. If there is a conflict between the terms, conditions, representations, warranties and covenants contained in this Agreement and any other document, then the provisions in this Agreement shall control.

6.9 All rights, powers and remedies herein given to the parties are cumulative and not alternative, and are in addition to all statutes or rules of law; any forbearance or delay by any party in exercising them shall not be deemed to be a waiver thereof; and the exercise of any right or partial exercise thereof shall not preclude the further exercise thereof, and they shall continue in full force and effect until specifically waived by an instrument in writing.

6.10 This Agreement and the rights and obligations of the parties hereto shall be governed by, construed and enforced in accordance with the laws of the State of Delaware, without regard to that state’s conflicts of laws principles.

6.11 If one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if the invalid, illegal or unenforceable provisions had never been contained herein.

6.12 The captions of and sections in this Agreement are for convenience of reference only, shall not define or limit the provisions hereof, and shall not have any legal or other significance whatsoever.

6.13 It is the intention of the parties that nothing in this Agreement shall be deemed to create any right with respect to any person, other than the Administrative Agent, not a party to this Agreement or the successor or assign thereof. Each party hereto agrees that the Administrative Agent is an express third-party beneficiary hereof and is entitled to seek specific enforcement of the parties’ obligations hereunder.

6.14 The parties have agreed that ATC and its subsidiaries shall not be treated as affiliates of CEI for the purposes of this Agreement and that, for the purposes of the rights and obligations of CEI hereunder, any provision hereof purporting to be binding upon, or to obligate, CEI and its “affiliates” or that requires CEI to cause its “affiliates” to take, or to refrain from taking, any action, shall be deemed to exclude ATC, unless expressly provided otherwise.

[remainder of page intentionally blank; signature block follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

COX ENTERPRISES, INC.

By:	/s/ Charles N. Bowen

Name:	Charles N. Bowen

Title:	Asst. Secretary

Date:	May 4, 2010

AUTOTRADER.COM, INC.

By:	/s/ Charles N. Bowen

Name:	Charles N. Bowen

Title:	Asst. Secretary

Date:	May 4, 2010

[Signature Page to Intercompany Services Agreement]

ATTACHMENT A

Attachment A to

Intercompany Services

Agreement,

AutoTrader.com, Inc. (ATC)

and Cox Enterprises, Inc.

(CEI)

Categories	Services (does not include outside vendor services, which are billed as part of the direct cost allocation)
Accounting	Accounting services including support for benefit plans, insurance programs, flex premium calculations, cash management, intercompany allocations, payroll banking/reconciliations, and A/P support.
Corporate Information Systems (CIS)	Technology support including CEI-related hardware and software (HR/Payroll, Microsoft Outlook, e-mail, security & other applications, and telecom networks).
Tax	Tax services including handling the preparation and filing of federal, state, local and foreign tax returns, estimated tax payments, quarterly tax provisions and tax planning.
Tax-D&T and DL	Includes ATC allocated share of tax planning and compliance services provided by Deloitte & Touche and Dow Lohnes.
Audit	Internal audit services including auditing, oversight, and special projects as needed.
Risk Management	Risk management services including management of claims activity, workers compensation oversight, and coordination and negotiation of insurance policies and premiums with insurance and reinsurance providers.
Benefits	Employee benefits services including development and management of retirement and health & welfare plans and programs for active and retired employees, providing help desk support, coordination of benefit plan administration with third party administrators and actuaries, administering compliance with statutory reporting obligations, and design of benefits related communications.
Communications	Corporate communications services including internal and external public affairs, public communications, and employee communications.
Compensation	Compensation services including development and administration of employee compensation plans and programs, including long-term incentive plans, design and administration of compensation studies and surveys, and design of compensation related communications.
Financial Administration	Financial oversight including day-to-day cash management activities, intercompany balances, short and long-term financing activities, banking relations, pension plan and investment advisory selection and oversight.
Fleet	Fleet services including administration of business vehicle fleet and company-sponsored executive automobile leasing.
Legal	Legal and corporate secretarial advice, support and administration including corporate governance, maintenance of books and records, contract management, coordination with outside counsel, and litigation management.

Human Resource Development	Development services including delivery of CEI-sponsored employee training and development programs, and facilitation of employee performance issues.
Security	Security services including investigations, executive security oversight, and facilities security infrastructure.
Human Resource Information Systems (HRIS)	HRIS services including design, support and oversight of information technology systems in support of human resources and open enrollment, provided in tandem with CIS.
Government Relations	Government relations services including advice on federal, state and local government issues affecting ATC’s business and services.
Travel Administration	Travel services including administration of internal travel reservation support, pricing and service negotiations with travel-related vendors (e.g. airline, hotel, rental car) and employee AMEX card program.
Telecommunications	Telecommunications support services including negotiation and administration of wireline, wireless telecom carrier contracts and support, and internal support of telecom infrastructure.
Business Development	Business development advice and support, including M&A transactional support and business portfolio strategic planning.
Supply Chain Services	Supply chain services including vendor management (contract negotiation and management), purchasing card administration, and energy management.
Human Resources	Human resources services including development, management and administration of employee programs, and management advice and oversight
Real Estate	Real estate support including lease negotiations, real estate acquisition and disposition, and construction management.
Central Park Meeting Facilities	Administrative support for logistics related to company-sponsored meeting facilities at CEI Central Park headquarters (including meeting rooms, A/V, and catering)